John K. Baker
W. Christopher Barrier
Sherry P. Bartley
Steve Bauman
R. T. Beard, III
C. Douglas Buford, Jr.
Burnie Burner1
Frederick K. Campbell2
Michelle H. Cauley
Charles B. Cliett, Jr.3
Ken Cook
Elisabeth S. DeLargy4
Doak Foster2
Byron Freeland
Allan Gates2
Kathlyn Graves
Harold W. Hamlin
Jeffrey W. Hatfield
L. Kyle Heffley
Donald H. Henry

M. Samuel Jones III
John Alan Lewis
Walter E. May
Lance R. Miller
Stuart P. Miller
T. Ark Monroe, III2
Marshall S. Ney
Anne S. Parker
Larry Parks1
Lyn P. Pruitt
Christopher T. Rogers
Jeffrey L. Singleton
Derrick W. Smith2
Stan D. Smith
Marcella J. Taylor
Jeffrey Thomas2
Nicholas Thompson2
William H.L. Woodyard, III, P.A.
Walter G. Wright, Jr.
Leigh Anne Yeargan
425 West Capitol Avenue, Suite 1800 Little Rock, Arkansas 72201-3525 Telephone 501-688-8800 Fax 501-688-8807
Trav Baxter
Cory D. Childs
Courtney C. Crouch, III
Megan Gammill
5Jenny T. Garrett
Alex T. Gray
John K. Harriman
6Delena c. Hurst
Ben D. Jackson
Margaret A. Johnston
Tony Juneau
Regan Gruber Moffitt
Cristina S. Monterrey
Mary Rutherford
Jeffrey L. Spillyards
Zachary T. Steadman
Mary Catherine Wood

Counsel
Robert C. Balfe
7Heather M. Bell
8Catherine M. Corless
Jeffrey H. Dixon
9Jill Grimsley Drewyor
10Anton L. Janik, Jr.
11Bruce McCandless III
Todd L. Newton
Jennifer R. Pierce
12Julie M. Pomerantz
1Kathy Y. Reyes
13Barry G. Skolnick

Of Counsel
Joseph W. Gelzine
14Hermann Ivester
2H. Maurice Mitchell
John S. Selig
Jean D. Stockburger
Richard A. Williams

Writer’s Direct Dial 501-688-8866 October 7, 2009

  1 Only Admitted in Texas
2 Admitted in District of Columbia and Arkansas
3 Admitted in Arizona, Texas and Arkansas
4 Only Admitted in Tennessee and Texas
5 Admitted in Louisiana and Arkansas
6 Admitted in Texas, Colorado and Arkansas
7 Admitted in California and Arkansas
8 Admitted in Tennessee and Arkansas
9 Admitted in Oklahoma and Arkansas
10 Admitted in Colorado and Arkansas
11 Only Admitted in New York, Washington, D.C. and Texas
12 Only Admitted in Georgia and Texas
13 Only Admitted in New York
14 Admitted in the U.S. Patent
and Trademark Office and Arkansas
All Others Admitted Only in Arkansas

Board of Directors
Home BancShares, Inc.
719 Harkrider, Suite 100
Conway, AR 72032

Gentlemen:

We have acted as counsel to Home BancShares, Inc., an Arkansas corporation (the “Company”), in connection with the offering and sale of 742,500 shares of the Company’s common stock, par value $0.01 per share (the “Option Shares”), pursuant to a prospectus supplement, dated September 15, 2009, and the accompanying prospectus dated August 10, 2009 (collectively, the “Prospectus”), that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-161198) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  The Option Shares are being issued in connection with the exercise of an option granted pursuant to Section 2(b) of the Underwriting Agreement, dated September 15, 2009 (the “Underwriting Agreement”), between the Company and its wholly-owned bank subsidiary, Centennial Bank, on one hand, and Stephens Inc. and RBC Capital Markets Corporation, as representatives of the several underwriters named therein.

This opinion is furnished to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the issuance of the Option Shares under the Registration Statement.

For purposes of this opinion letter, we have examined copies of (i) the Registration Statement; (ii) the Prospectus; (iii) the Restated Articles of Incorporation of the Company, with all amendments thereto, as certified by the Secretary of State of the State of Arkansas on October 6, 2009, and by the Secretary of the Company on the date hereof as being complete, accurate and in effect; (iv) the Restated Bylaws of the Company, as certified by the Secretary of the Company

Board of Directors
Home BancShares, Inc.
October 7, 2009

on the date hereof as being complete, accurate and in effect; (v) certain resolutions of the Board of Directors of the Company adopted on September 8, 2009, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance of the Option Shares; and (vi) such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In our examination of the aforesaid documents, we have assumed, without investigation or duty to investigate, the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We have conclusively relied on certain factual matters contained in the aforesaid documents, but have made no independent investigation as to their truth or accuracy and disclaim any obligation to do so.  We have further assumed that the Option Shares were issued and delivered in accordance with the terms of the Underwriting Agreement.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Arkansas Business Corporation Act of 1987, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Based upon and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Option Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

Our opinion represents the reasoned judgment of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., as to certain matters of law based upon facts presented to us or assumed by us and should not be considered or construed as a guaranty.  Our opinion is rendered as of the date hereof and is based upon applicable law and relevant documents as they exist as of the date hereof.  Our opinion is subject to future changes in law or fact, and we disclaim any obligation to advise you of or update this opinion for any changes of applicable law or facts which may affect matters or opinions set forth herein.

We hereby consent to the filing of this opinion letter as Exhibit 5 to a Current Report on Form 8-K, which is incorporated by reference into the Registration Statement.  In giving this opinion and consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Mitchell, Williams, Selig,
Gates & Woodyard, P.L.L.C.

MITCHELL, WILLIAMS, SELIG,
GATES & WOODYARD, P.L.L.C.